EXHIBIT 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—August 27, 2020—Citizens Holding Company (NASDAQ:CIZN) announced today that its Board of Directors declared a cash dividend of $0.24 per share payable September 30, 2020, to shareholders of record as of September 16, 2020.

“Today we are announcing our third quarter 2020 dividend of $0.24 per share” said Greg L. McKee, President and Chief Executive Officer. “This dividend will bring the total dividend for 2020 to $0.72 per share of common stock.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties in East Central and South Mississippi and a loan production office in north Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Robert.smith@thecitizensbank.bank